EXHIBIT 11

                         OXFORD INDUSTRIES, INC.
                     COMPUTATION OF PER SHARE EARNINGS
              SIX MONTHS AND QUARTERS ENDED DECEMBER 1, 1995
                           AND DECEMBER 2, 1994
                                (UNAUDITED)


                          Six Months Ended               Quarter Ended
                       ----------------------------------------------------
                       December 1,   December 2,   December 1,   December 2,
                          1995           1994           1995           1994
                       -----------------------------------------------------
Net Earnings          $2,901,000    $10,923,000     $2,623,000     $6,067,000

Average Number of Shares
  Outstanding:

  Primary              8,802,440      8,842,996      8,793,512      8,834,288
  Fully diluted        8,808,214      8,847,507      8,805,171      8,842,878
  As reported*         8,707,324      8,655,613      8,714,170      8,665,610

Net Earnings per Common Share:

  Primary                  $0.33          $1.24          $0.30          $0.69
  Fully diluted            $0.33          $1.23          $0.30          $0.69
  As reported*             $0.33          $1.26          $0.30          $0.70

* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.